Exhibit 99.1

IDW Announces Results for Fourth Quarter and Full Fiscal Year 2022

LOS ANGELES, CA and NEWARK, NJ –January 19, 2023:  IDW Media Holdings, Inc., (“IDW”) (NYSE American: IDW), an integrated media company, today reported results for the three and twelve-months ended October 31, 2022.

Fourth Quarter Fiscal 2022 (4Q22) Developments

●	Consolidated revenue increased 48% to $10.5 million from $7.1 million in 4Q21 primarily reflecting increased revenue at IDW Entertainment (“IDWE”). Revenue increased 36% sequentially from $7.7 million in 3Q22.

●	IDW Publishing (“IDWP”) revenue decreased to $5.7 million from $6.9 million in 4Q21 primarily due to fewer titles being released during the quarter. Digital sales were flat as compared to 4Q21.

●	IDWE revenue increased to $4.8 million compared to $0.2 million in 4Q21, driven by the recognition of revenue from Locke & Key season three.

●	Consolidated income from operations was $0.3 million compared to a consolidated operating loss of $1.9 million in 4Q21.

●	Net income was $0.4 million, or $0.03 per share, compared to a net loss of $0.7 million, or $0.06 per share, in 4Q21.

Full Fiscal Year 2022 Developments

●	Consolidated revenue increased 11% to $36.1 million in FY 2022 from $32.4 million in FY 2021.

●	IDWP revenue increased slightly to $25.8 million compared to $25.3 million in FY 2021. The increase was driven primarily by increased non-direct market revenue driven by strong sales of TMNT The Last Ronin and They Called Us Enemy, an increase in games revenue from the direct-to-consumer games campaign for Batman Adventures and an increase in retailer exclusive revenue related to Sonic the Hedgehog and Transformers, offset by a decrease in direct market revenue due to fewer titles being published and a decrease in digital sales as compared to the previous year.

●	IDWE revenue increased to $10.3 million from $7.1 million in FY 2021. FY 2022 results include revenue from the delivery of seasons two and three of Locke & Key and season one of Surfside Girls.

●	IDW’s net loss improved to $0.7 million, or $0.06 per share, from a net loss of $5.4 million, or $0.51 per share, in FY 2021.

Howard Jonas, Chairman of IDW Media Holdings, commented, “As we move through fiscal 2023, IDW remains focused on leveraging the combined strengths of its Publishing and Entertainment groups to produce inventive content for a variety of media platforms. The Board is pleased with the direction that Allan has brought to the Company since being appointed CEO in the fall, and we remain focused on driving long-term, sustained shareholder value.”

Allan Grafman, Chief Executive Officer of IDW Media Holdings, commented, “We’re pleased to have closed out fiscal 2022 with strong fourth quarter performance, as reflected in increased revenue, enhanced operating results and improved profitability year over year. As expected, our delivery of season three of Locke & Key drove significant revenue growth in the quarter. IDW continued to make solid progress throughout fiscal 2022 and we entered fiscal 2023 with a heightened focus on leveraging our creative partnerships to maximize our library of original titles for the continued development of print as well as entertainment projects.

“As we’ve previously discussed, our entertainment development pipeline is very strong and we’re excited about the strength of our slate of opportunities to bring new content to market. We currently have seven development agreements in place and many more that are in the works, and to provide some context, last year at this time we had no meaningful development deals in place, reflecting our team’s tremendous progress. That said, the development of premier entertainment content from idea to green light to delivery takes time. While we cannot predict the timing, we’re optimistic about our potential entertainment projects and the partners we’re working with, and we’re confident that IDW has some of the most compelling characters and stories available. We look forward to bringing innovative new series, feature films and podcasts to market.”

Consolidated P&L Highlights*

(*In millions, except loss per share. Quarterly results are unaudited. Numbers may not foot due to rounding)	4Q22	3Q22	4Q21	FY22	FY21
Revenue	$10.5	$7.7	$7.1	$36.1	$32.4
Direct cost of revenue	$4.4	$3.7	$4.0	$16.5	$21.8
SG&A including non-cash compensation	$5.7	$4.7	$4.9	$19.9	$19.1
Non-cash compensation included in SG&A	$0.2	$0.2	$0.1	$0.7	$0.3
Depreciation & amortization	$0.1	$0.1	$0.1	$0.3	$0.2
Income (loss) from operations	$0.3	$(0.8)	$(1.9)	$(0.7)	$(8.7)
Net income (loss)	$0.4	$(0.8)	$(0.7)	$(0.7)	$(5.4)
Income (loss) per share – continuing operations	$0.03	$(0.06)	$(0.06)	$(0.06)	$(0.59)
Net income (loss) per share	$0.03	$(0.06)	$(0.06)	$(0.06)	$(0.51)

Segment P&L Highlights*

	4Q22	3Q22	4Q21	FY22	FY21
Revenue
IDW Publishing	$5.7	$6.6	$6.9	$25.8	$25.3
IDW Entertainment	$4.8	$1.2	$0.2	$10.3	$7.1

(Loss) income from operations
IDW Publishing	$(1.6)	$(0.6)	$-	$(1.9)	$(0.8)
IDW Entertainment	$2.8	$-	$(1.5)	$3.1	$(6.7)
Corporate	$(0.9)	$(0.2)	$(0.4)	$(1.9)	$(1.2)

Financial Take-Aways

(4Q22 compared to 4Q21; Full year fiscal 2022 results are compared to full year fiscal 2021)

●	Revenue:

o	IDWP: In 4Q22, revenue decreased primarily due to a decrease in the number of titles released and related to the strong comic release of TMNT The Last Ronin #4 in the prior year period. In FY 2022, revenue increased slightly primarily due to increased non-direct market revenue, games revenue, and retailer exclusive revenue, offset by a decrease in direct market revenue due to fewer titles being published and a decrease in digital sales.

o	IDWE: In 4Q22, IDWE reported revenue of $4.8 million mainly related to the recognition of revenue for the delivery of season 3 of Locke & Key. In FY 2022, IDWE reported revenue of $10.3 million driven by the delivery of seasons two and three of Locke & Key and season one of Surfside Girls.

●	(Loss) Income from Operations:

o	IDWP: In 4Q22, loss from operations was $1.6 million, compared to income from operations of $0.04 million 4Q21. SG&A as a percentage of revenue was 65.2% compared to 45.3% in 4Q21. In FY 2022, loss from operations was $1.9 million compared to a loss from operations of $0.8 million in FY 2021. SG&A as a percentage of revenue was 52.1% in FY 2022 compared to 48.1% in FY 2021.

o	IDWE: In 4Q22, income from operations was $2.8 million, compared to a loss from operations of $1.5 million in 4Q21. SG&A decreased to $1.0 million compared to $1.4 million in 4Q21. In FY 2022, income from operations was $3.1 million compared to a loss of $6.7 million in FY 2021. SG&A as a percentage of revenue was 44.5% in FY 2022 compared to 79.7% in FY 2021.

●	Balance Sheet Highlights: At October 31, 2022, IDW’s cash balance was $10.0 million. Working capital (current assets less current liabilities) totaled $18.5 million.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time today to present results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial (877) 704-4453 (domestic) or (201) 389-0920 (international) and request the ‘IDW Media call’ or use this link for instant telephone access to the call via your web browser.

A replay of the conference call can be accessed approximately three hours after the call concludes through Wednesday, January 26, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the replay pin: 13735183. A recording of the conference call will also be available via streaming audio through the IDW investor relations website.

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements:

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended October 30, 2021 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and subsequent quarterly reports on Form 10-Q. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com

IDW MEDIA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	October 31, 2022	October 31, 2021
Assets
Current assets:
Cash and cash equivalents	$10,014	$17,532
Trade accounts receivable, net	6,448	5,431
Inventory	4,285	3,090
Prepaid expenses and other current assets	2,714	2,270
Total current assets	23,461	28,323
Non-current assets
Property and equipment, net	725	347
Right-of-use assets, net	1,157	302
Intangible assets, net	859	679
Goodwill	199	199
Television costs, net	1,486	1,487
Other assets	54	61
Total assets	$27,941	$31,398
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,321	$1,141
Accrued expenses	3,353	3,786
Production costs payable	33	2,010
Deferred revenue	-	2,045
Operating lease obligations – current portion	278	348
Total current liabilities	4,985	9,330
Non-current liabilities
Operating lease obligations – long term portion	911	20
Total liabilities	$5,896	$9,350
Stockholders’ equity (see Note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at October 31, 2022 and October 31, 2021	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 14,053 and 12,938 shares issued and 13,534 and 12,419 shares outstanding at October 31, 2022 and October 31, 2021, respectively	134	123
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at October 31, 2022 and October 31, 2021	5	5
Additional paid-in capital	104,553	103,819
Accumulated deficit	(81,451)	(80,703)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at October 31, 2022 and October 31, 2021	(1,196)	(1,196)
Total stockholders’ equity	22,045	22,048
Total liabilities and stockholders’ equity	$27,941	$31,398

IDW MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
(in thousands, except per share data)	October 31, 2022	October 31, 2021

Revenues	$36,094	$32,425

Costs and expenses:
Direct cost of revenues	16,504	21,783
Selling, general and administrative	19,933	19,082
Depreciation and amortization	342	245
Total costs and expenses	36,779	41,110
Loss from operations	(685)	(8,685)

Interest (expense) income, net	(10)	118
Other (expense) income, net	(53)	2,333
Net loss from continuing operations	(748)	(6,234)

Loss from discontinued operations, net	-	(1,281)
Gain on sale of discontinued operations	-	2,123
Net gain on discontinued operations	-	842
Net loss	$(748)	$(5,392)

Basic and diluted net (loss) income per share (see Note 2):
Continuing operations	$(0.06)	$(0.59)
Discontinued operations, net	-	0.08
Net loss	$(0.06)	$(0.51)

Weighted-average number of shares used in the calculation of basic and diluted (loss) income per share:	12,906	10,655

IDW MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(in thousands)	October 31, 2022	October 31, 2021
Operating activities:
Net loss	$(748)	$(5,392)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of television costs	1,348	5,414
Impairment of television costs	277	2,216
Depreciation and amortization	342	433
Amortization of finance leases	-	108
Bad debt recovery	-	(79)
Stock based compensation	745	329
Amortization of right-of-use asset	396	475
Gain on extinguishment of PPP Loans	-	(2,460)
Gain on sale of discontinued operations	-	(2,123)
Changes in operating assets and liabilities:
Trade accounts receivable	(1,017)	17,460
Inventory	(1,195)	664
Prepaid expenses and other assets	(437)	(414)
Television costs	(1,624)	(6,191)
Operating lease liability	(430)	(287)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	(2,230)	921
Deferred revenue	(2,045)	(340)
Gain on disposal of ROU assets	-	(97)
Net cash (used in) provided by operating activities	(6,618)	10,637
Investing activities:
Disposal of discontinued operations	-	(902)
Capital expenditures	(900)	(832)
Net cash used in investing activities	(900)	(1,734)
Financing activities:
Proceeds from issuance of common stock	-	9,436
Proceeds of government loans	-	1,196
Repayments of bank loans	-	(14,204)
Net cash used in financing activities	-	(3,572)
Effect of exchange rate changes on cash and cash equivalents	-	39
Net (decrease) increase in cash and cash equivalents	(7,518)	5,370
Cash and cash equivalents at beginning of period	17,532	12,162
Cash and cash equivalents at end of period	$10,014	$17,532

Supplemental schedule of investing and financing activities
Cash paid for interest	$-	$1,277

Non-cash investing and financing activities
Extinguishment of related party loan in exchange for sale of CTM	$-	$3,750